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                                                                    EXHIBIT 10.3





                               FIRST AMENDMENT TO
                                U.S. VISION, INC.
                                STOCK OPTION PLAN







      U.S. Vision, Inc., a Delaware corporation (the "Company"), adopted a Stock Option Plan dated as of February 29, 1996 (the "Plan"), providing for shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), to be issued under the Plan pursuant to the terms and conditions stated in the Plan. Subject to stockholder approval, at a meeting held on April 19, 2000, the Board of Directors of the Company adopted resolutions amending the Plan to increase the aggregate number of shares subject to issuance under the Plan from 1,300,000 to 2,000,000. Also, at the Annual Meeting of stockholders of the Company held on June 22, 2000, the stockholders of the Company approved the amendment to the Plan.

      As a result of the approval by the Company's Board of Directors and the stockholders, the Plan is hereby amended to increase the total number of shares subject to issuance under the Plan from 1,300,000 to 2,000,000.

      IN WITNESS WHEREOF, the Company, acting by and through its officers hereunto duly authorized, has executed this instrument as of the 22nd day of June, 2000.







                                    U.S. VISION, INC.


                                    By:/s/ KATHY G. CULLEN
                                       -----------------------------------
                                    Kathy G. Cullen, Senior Vice
                                    President and Chief Financial Officer